Exhibit 3.1

State of Delaware
Certificate of Incorporation
Gate-1 Financial, Inc.

FIRST: The name of this Delaware corporation is:
Gate-1 Financial, Inc.

SECOND: The name and address of the Corporation's Registered Agent is:
Corporate Creations Enterprises, Inc.
2530 Channin Drive
Wilmington DE 19810
New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 100 shares of common stock, par value $.01 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH: The name and address of the incorporator is:
Corporate Creations International Inc.
941 Fourth Street #200
Miami Beach FL 33139

SEVENTH: This Certificate of Incorporation shall become effective on the date shown below.

/s/ G. K. Kuroda
CORPORATE CREATIONS INTERNATIONAL INC. Greg K. Kuroda Vice President

Date: May 18, 1999

STATE OF DELEWARE
SECRETARY OF STATE
DIVISION OF CORPORATION
FILED 02:45 PM 05/18/1999
991197370 - 3044485